Exhibit 10.1

ALBANY MOLECULAR RESEARCH, INC.

INCENTIVE BONUS PLAN

Purpose:

The purpose of this plan is to enable the Company to attract and retain in its employ persons of outstanding competence, and to establish a means whereby employees’ compensation will be a factor of both Company and individual performance.

Definitions & Administration:

1. Participant:

Participants will be active full time personnel who have a hire date prior to October 1 in the calendar year and on the active payroll at the time the bonus is paid to all eligible participants.

2. Incentive Bonus Calculation:

Management will align positions into “clusters” based upon job responsibility and pay.  Each of these clusters will be assigned a bonus base which will be used to calculate individual bonus payments.  Bonuses will be calculated as a percentage of the annualized bonus base salary for each cluster as of December 31 of the bonus year.  Employees with less than one year of service in the bonus year will have their bonus pro-rated considering their date of hire and total service in the calendar year.

3. Payment of Bonuses:

Incentive bonus payments shall be paid to participants at the discretion of the Company’s Compensation Committee. Payments will be made in a lump sum by March 15 of the calendar year following the bonus year and will be subject to all mandatory withholdings.

4. Bonus Amount:

The availability of a bonus pool for distribution under this program will be determined annually based upon the Company’s performance against preset performance objectives for the business.  These business objectives will be established in the beginning of the business year and approved by the Company’s Compensation Committee.

Three levels of business performance will be defined and will be used to calculate the funding of the annual bonus pool.  These levels are as follow:

•                  Threshold – Minimum business performance objectives that must be met to initiate the funding of bonus pool and bonus payment.

•                  Target – Business performance which meets but does not exceed budgeted objectives.

•                  Exceeds – Business performance which exceeded budgeted objectives.

Individual bonus eligibility will be determined annually considering the employee’s performance during the bonus year.  Annual performance reviews of the plan participant will be a major component in determining the size of each individual annual incentive bonus.

Example:

First Quarter - AMRI Business Goals Established:

i.e. - Operating Margin, Total Revenue & Safety Incident Rate,

12/31 - Business Performance in the above will determine the funding size of Bonus Pool –

i.e. - Threshold, Target or Exceeds

First Quarter following bonus plan year:  Individual Bonus Calculated.

Business Performance + Individual Performance = Individual Bonus Payment.

ADMINISTRATIVE GUIDELINES

Adjustments in Financial Performance Measurements

In order to effectuate the purpose of the Plan, the Compensation Committee may make adjustments in the criteria established for any Plan Year which reflect any extraordinary changes that may have occurred during the Plan Year or which significantly alter the basis upon which such performance levels are determined.  Such changes may include, without limitation, changes in accounting practices, tax, regulatory or other laws or regulations, acquisitions, divestitures, or economic changes in the ordinary course of business cycles.  Any adjustments made by the Compensation Committee can be made at any time and in any manner that the Compensation Committee in its sole discretion deems appropriate, and any and all such adjustments shall be inclusive and binding upon all parties concerned.

GENERAL RULES

The Plan has been adopted by the Board of Directors of AMRI and may be amended from time to time, in any respect, by the Board.  Any such amendment may add to, amend, reduce or cancel any and all rights in regard to the Plan.

AMRI reserves the right, in its sole discretion, to determine the nature and amount of all accruals that are to be recorded on the books of the Subsidiaries at the end of a Plan Year.

The Albany Molecular Research Compensation Committee shall be responsible for the general operation and administration of the Plan and shall have the authority to interpret the Plan and to adopt administrative rules and regulations governing its operation.

The Plan may be terminated at any time by the Board of Directors.  Upon such termination, all rights of a Participant to amounts not then awarded to Participants shall be null and void.  However, amount previously awarded but unpaid as of the date of the Plan termination shall not be affected.

Participation in the Plan shall not give any employee any right to remain in the employment of AMRI or any Subsidiary.  The Plan is not to be construed as a contract of employment for any period and does not alter the “employee-at-will” employment status of any Participant.

Award payments under the Plan shall be treated as wages and shall be subject to income, FICA and any other applicable withholding taxes at the time received.